Exhibit 10.14

Note: Certain portions have been omitted from this Agreement in accordance with a request for confidential treatment submitted to the Securities and Exchange Commission. Omitted information has been replaced with an asterisk. Omitted information has been filed separately with the Securities and Exchange Commission.

Aviation

General

Terms

Agreement

No. GE-1-1090789943

PROPRIETARY INFORMATION NOTICE The information contained in this document is GE Proprietary Information and is disclosed in confidence. It is the property of GE and shall not be used, disclosed to others, or reproduced without the express written consent of GE. If consent is given for reproduction in whole or in part, this notice and the notice set forth on each page of this document shall appear on any such reproduction. Export control laws may also control the information contained in this document. Unauthorized export or re-export is prohibited.

GENERAL TERMS AGREEMENT NO. GE-1-1090789943

Table of Contents

Agreement

SECTION I - DEFINITIONS

SECTION II - TERMS & CONDITIONS

ARTICLE 1	-	PRODUCTS
ARTICLE 2	-	PRODUCT PRICES
ARTICLE 3	-	PRODUCT ORDER PLACEMENT
ARTICLE 4	-	DELIVERY, TITLE, TRANSPORTATION, RISK OF LOSS, PACKAGING OF GE PRODUCTS
ARTICLE 5	-	PAYMENT FOR PRODUCTS
ARTICLE 6	-	[*]
ARTICLE 7	-	TAXES AND DUTIES
ARTICLE 8	-	[*]
ARTICLE 9	-	EXCUSABLE DELAY
ARTICLE 10	-	[*]
ARTICLE 11	-	DATA
ARTICLE 12	-	LIMITATION OF LIABILITY
ARTICLE 13	-	GOVERNMENT AUTHORIZATION, EXPORT SHIPMENT
ARTICLE 14	-	PERSONAL DATA PROTECTION
ARTICLE 15	-	NOTICES
ARTICLE 16	-	MISCELLANEOUS

Exhibit A - [*]

SECTION I	-	[*]
SECTION II	-	GENERAL CONDITION

Exhibit B - Product Support Plan

SECTION I	-	SPARE PARTS PROVISIONING
SECTION II	-	TECHNICAL PUBLICATIONS AND DATA
SECTION III	-	TECHNICAL TRAINING
SECTION IV	-	CUSTOMER SUPPORT AND SERVICE
SECTION V	-	ENGINEERING SUPPORT
SECTION VI	-	PERFORMANCE TREND MONITORING
SECTION VII	-	GENERAL CONDITIONS – CF34 PRODUCT SUPPORT PLAN

Exhibit C - Payment Terms

Exhibit D - Standard Diagnostics Services

i

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

THIS GENERAL TERMS AGREEMENT NO. GE-1-1090789943 (hereinafter referred to as this “Agreement”), dated as of the 18th day of December, 2007, by and between General Electric Company, a corporation organized under the law of the State of New York, U.S.A. (including its successors and assigns), acting through its GE-Aviation business unit located in Evendale, Ohio, U.S.A. (hereinafter referred to as “GE”), GE Engine Services Distribution, LLC, a Delaware limited liability company having its principal office at One Neumann Way MD 111, Cincinnati, Ohio 45215 (hereinafter referred to as “GE-LLC”) and Atlantic Aircraft Holding, Ltd., a corporation organized under the law of the Commonwealth of the Bahamas, having its principal place of business at Marlborough and Queen Streets, Nassau, The Bahamas (hereinafter referred to as “Buyer”). GE, GE-LLC and Buyer are also referred to in this Agreement as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS, Buyer has acquired, or is in the process of acquiring a certain number of aircraft equipped with installed GE Engines, and

WHEREAS, GE, GE-LLC and Buyer desire to enter into appropriate Sections of this Agreement for (i) the mutually agreed terms and conditions which will apply to any purchase order placed by Buyer, and accepted by GE or GE-LLC, for Spare Engines, spare Parts including Expendable Parts and support equipment for such installed and spare Engines and (ii) Product Services to be supplied by GE in support of such installed and spare Engines, and

FURTHER, GE acknowledges that GE-LLC is a 100% owned subsidiary of GE.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the respective Parties hereto agree as follows to the respective Sections of this Agreement. Capitalized terms used herein that are otherwise undefined shall have the meanings ascribed to them in Section I (“Definitions”), unless the context requires otherwise.

SECTION I - DEFINITIONS

These definitions shall apply for all purposes of this Agreement unless the context otherwise requires.

“Aircraft” means the Embraer aircraft on which the Engine(s) listed in the applicable letter agreement to this Agreement is (are) or will be installed.

“Agreement” means this General Terms Agreement (together with all exhibits, and specific transaction agreements (“Letter Agreements”) and attachments) between GE and / or GE-LLC and Buyer.

“Airworthiness Authority” means the Federal Aviation Administration of the United States Department of Transportation (“FAA”), EASA, ANAC, or successors of such entities as applicable.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

“Airworthiness Directive” means a requirement for the inspection, repair or modification of the Engine or any portion thereof as issued by the applicable Airworthiness Authority.

“ATA” means the Air Transport Association of America.

“Buyer’s Affiliated Airlines” means any airline subsidiaries or affiliates of Buyer that are either wholly-owned or otherwise controlled by Buyer or its shareholders.

“Data” means all information and data of any type, form or nature (including, but not limited to, designs, drawings, blueprints, tracings, plans, models, layouts, software, specifications, technical publications, electronic transmittals, customer website data and memoranda) which may be furnished or made available to Buyer, directly or indirectly, as the result of this Agreement.

“Engine” means the Airworthiness Authority certified Engine(s) described in the applicable letter agreement(s) to this Agreement.

“Expendable Parts” means those parts which must routinely be replaced during inspection, repair, or maintenance, whether or not such parts have been damaged, and other parts which are customarily replaced at each such Inspection and maintenance period such as filter inserts and other short-lived items which are not dependent on wear out but replaced at predetermined intervals.

“Failed Parts” means those Parts and Expendable Parts suffering a Failure, including Parts suffering Resultant Damage.

“Failure” means the breakage of a Part, failure to function of a Part, or damage to a Part, rendering it not Serviceable using the applicable OEM Engine manuals and such breakage, failure or damage has been determined to the reasonable satisfaction of GE to be due to causes within GE’s control, including, but not limited to, a defect in design. Failure shall also include any defect in material or workmanship. Failure does not include any such breakage, malfunction or damage that is due to normal wear and tear that can be restored by overhaul or repair.

“Flight Cycle” means the complete running of an Engine from start through any condition of flight and ending at Engine shutdown. A “touch and go landing” used during pilot training shall be considered as a “Flight Cycle.”

“Flight Hours” means the cumulative number of airborne hours in operation of each Engine computed from the time an aircraft leaves the ground until it touches the ground at the end of a flight.

“Foreign Object Damage” means any damage to the Engine caused by objects that are not part of the Engine and Engine optional equipment.

“GE Products” means spare Engines, related optional equipment, technical data, and other products offered from time to time, as may be offered for sale and/or provided by GE.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

“GE-LLC Products” means spare Parts, Expendable Parts, Engine Modules, and other products offered from time to time, as may be offered for sale and/or provided by GE-LLC.

“Labor Allowance” means a GE credit calculated by multiplying the established labor rate by man-hours allowed for disassembly, reassembly (when applicable), and for Parts repair. If a Labor Allowance is granted for a repair, it shall not exceed the credit that would have been quoted if the Part had not been repairable. The established labor rate means either (a) the labor rate that has been quoted in the GE Engine Services OnPoint Solution agreement 1-504321606 which is sixty-five U.S. dollars per labor hour ($65.00 per labor hour), or (b) the then current labor rate agreed between GE and the third party repair and overhaul shop if the work has been performed by such repair and overhaul shop.

“Module” means a major sub-assembly of any of the Engines described in the applicable OEM Engine manuals.

“Part” means only those Airworthiness Authority certified Engine and Engine Module Parts which have been sold originally to Buyer by GE for commercial use. The term excludes parts that were furnished on new Engines and Modules but are procured directly from vendors. Such parts are covered by the vendor warranty and the GE “Vendor Back-Up Warranty.” Also excluded are Expendable Parts.

“Parts Credit Allowance” means the credit granted by GE to Buyer, in connection with either a GE-declared campaign change or the Failure of a Part, based on the price of a replacement Part at the time the Part is removed. This credit may take the form of a replacement Part with Buyer’s approval, which shall not be unreasonably withheld, delayed, or conditioned.

“Part Cycles” means the total number of Flight Cycles accumulated by a Part.

“Parts Repair” means the GE recommended rework or restoration of Failed Parts to a Serviceable condition.

“Part Time” means the total number of Flight Hours accumulated by a Part.

“Resultant Damage” means the damage suffered by a Part because of a Failure of another Part or Expendable Part within the same engine, provided the Part or Expendable Part causing the damage was in a New Engine Warranty or a New Part Warranty.

“Serviceable” when used to describe an Engine or Part, means in a flight worthy condition within the limits defined in the applicable Engine manuals, specification and/or publications by the type certificate holder.

“Scrapped Parts” means those Parts determined by GE to be un-Serviceable and not repairable by virtue of reliability, performance or repair costs. Such Parts shall be considered as scrapped if they bear a scrap tag duly countersigned by a GE representative, or if requested by Buyer confirmed by another agreed to method. Such Parts shall be destroyed and disposed of by Buyer unless requested by GE for engineering analysis, in which event any handling and shipping shall be at GE’s expense.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

“Spare Engine” means an Engine acquired in support of Buyer’s Affiliated Airlines’ fleet of Aircraft for use as a spare Engine when another Engine in such fleet is unavailable due to damage or is otherwise being repaired or serviced.

“Ultimate Life” of a Part means the approved limitation on use of a Part, in cumulative Flight Hours or Flight Cycles, which Airworthiness Authority establishes as the maximum period of allowed operational time for such Parts in airline service, with periodic repair and restoration.

SECTION II - TERMS AND CONDITIONS

ARTICLE 1 - PRODUCTS

Buyer may purchase under the terms and subject to the conditions hereinafter set forth, spare Engines, spare Parts, related optional equipment, technical data and other products offered from time to time, as may be offered for sale by GE and GE-LLC.

ARTICLE 2 - PRODUCT PRICES

A.	In General. The selling price of GE-LLC or GE Products will be the lesser of: (i) the respective prices which are quoted in GE-LLC’s Spare Parts Price Catalog, as revised from time to time (the “Spare Parts Catalog” or “Catalog”), (ii) the prices quoted in GE’s written quotation or proposal from time to time. The applicable selling prices shall be confirmed in a purchase order placed by Buyer and accepted by GE. GE shall quote such prices in U.S. Dollars and Buyer shall pay for GE Products in U.S. Dollars. GE-LLC will advise Buyer in writing ninety (90) days in advance of any changes in prices in the Catalog.

B.	Other. Spare Engine prices will be quoted as base prices, subject to escalation using the GE Engine escalation provisions then in effect between Buyer and GE. No change to such escalation provisions will apply unless mutually agreed by GE and Buyer.

ARTICLE 3 - GE PRODUCT ORDER PLACEMENT

A.	The terms and conditions set forth herein are in lieu of all printed terms and conditions appearing on Buyer’s purchase orders, other than any specific description of Products ordered, quantity, price, delivery dates or shipping instructions set forth on a purchase order accepted by GE.

B.	Buyer shall place purchase orders for GE or GE-LLC Products and GE’s or GE-LLC’s acknowledgment of each purchase order shall constitute acceptance thereof.

ARTICLE 4 - DELIVERY, TITLE, TRANSPORTATION, RISK OF LOSS, PACKAGING OF PRODUCTS

A.	Shipment of GE Products and GE-LLC Products shall be from GE’s facility in Evendale, Ohio, U.S.A., Peebles, Ohio, U.S.A., or Erlanger, Kentucky, U.S.A., or point of manufacture, or other facility at GE’s option.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

B.	Delivery of all GE Products and GE-LLC Products shall be as follows (hereinafter “Delivery”):

(i)	For GE Products and GE-LLC Products shipped from the U.S. to a domestic U.S. destination, Delivery of such GE Products and GE-LLC Products shall be Ex Works (Incoterms 2000) at the point of shipment described in Paragraph A of this Article;

(ii)	For GE Products and GE-LLC Products shipped from the U.S. to a destination outside the U.S., Delivery of such GE Products and GE-LLC Products shall be to Airline at the frontier of the destination country. Unless otherwise agreed, Airline shall be responsible for exporting the GE Products and GE-LLC Products out of the U.S.;

(iii)	For GE Products and GE-LLC Products shipped from a location outside the U.S., Delivery of such GE Products and GE-LLC Products shall be Ex Works (Incoterms 2000) from such foreign GE facility.

Upon Delivery, title to GE Products and GE-LLC Products as well as risk of loss thereof or damage thereto shall pass to Buyer. Buyer shall be responsible for all risk and expense in obtaining any required licenses and carrying out all customs formalities for the exportation and importation of goods in accordance with the Article titled “Government Authorization” of this Agreement.

C.	Buyer shall arrange and pay for transportation of such GE and GE-LLC Products from the point of shipment described in Paragraph A of this Article until Delivery in accordance with paragraph B of this Article.

D.	Products subject to Buyer’s purchase orders that have been accepted by GE shall be delivered by GE within the lead times as set forth in the Catalog (if applicable) or in an individual purchase order.

ARTICLE 5 - PAYMENT FOR PRODUCTS

Payment terms are set forth in the attached Exhibit C.

ARTICLE 6 - [*]

[*]

ARTICLE 7 - TAXES AND DUTIES

Unless otherwise specified in this Agreement, Seller shall be responsible for and pay directly all corporate and individual taxes measured by net income or profit imposed by any governmental authority on Seller, its employees or subcontractors in any way connected with this Agreement (“Seller taxes”). Buyer shall be responsible for and pay directly when due and payable all taxes,

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

duties, fees, or other charges of any nature (including, but not limited to, ad valorem, consumption, excise, franchise, gross receipts, import, license, property, sales, stamp, storage, transfer, turnover, use, or value-added taxes, and any and all items of withholding, deficiency, penalty, addition to tax, interest, or assessment related thereto), other than Seller taxes, imposed by any governmental authority on Seller or its employees or subcontractors in any way connected with this Agreement (“Buyer taxes”). All payments due and payable to Seller by Buyer under this Agreement shall be made without deduction or withholding for Buyer taxes, except that if Buyer shall be required by law to deduct or withhold any Buyer taxes from or in respect of any amount payable by it to Seller hereunder, the amount payable by Buyer shall be increased by such amount as may be necessary so that after making all required deductions or withholdings (including deductions or withholdings with respect to any additional amounts payable pursuant to this sentence), Seller receives the same amount that it would have received if no such deduction or withholding had been made. If Seller is nevertheless required to pay Buyer taxes, Buyer shall, promptly upon presentation of Seller’s invoice for the Buyer taxes, reimburse Seller for the Buyer taxes. Buyer shall provide to Seller on a timely basis accurate official receipts for deducted or withheld taxes. All rights to drawback of customs duties paid by Seller to the customs authorities of the country of manufacture of any products shall belong to Seller. Buyer agrees to cooperate with Seller to obtain a drawback.

ARTICLE 8 - [*]

[*]

ARTICLE 9 - EXCUSABLE DELAY

Seller shall not be liable or in breach of its obligations under this Agreement to the extent performance of such obligations is delayed or prevented, directly or indirectly, by causes beyond its reasonable control, including acts of God, fire, terrorism, war (declared or undeclared), severe weather conditions, earthquakes, epidemics, material shortages, insurrection, acts or omissions of Buyer or Buyer’s suppliers or agents, any act or omission by any governmental authority, strikes, labor disputes, acts or threats of vandalism or terrorism (including disruption of technology resources (for example, a virus affecting IT resources)), transportation shortages, or vendor’s failure to perform, or acts or omissions of Buyer or Buyer’s other contractors or suppliers (each an “Excusable Delay”). The delivery or performance date shall be extended for a period equal to the time lost by reason of delay, including time to overcome the effect of the delay. Seller shall promptly notify Buyer in writing upon the occurrence of any Excusable Delay and from time to time thereafter, which notices shall indicate the effect thereof on the applicable delivery or performance date, and Seller shall use best efforts to continue performance whenever such causes are removed. In the event an Excusable Delay continues for a period of six (6) months or more beyond the scheduled delivery or performance date, Buyer or Seller may, upon thirty (30) days written notice to the other, cancel the part of this Agreement so delayed, Seller shall return to Buyer all payments relative to the canceled part of this Agreement. Buyer shall pay Seller its reasonable cancellation charges in the event Buyer elects to cancel the affected part of this Agreement due to an Excusable Delay caused solely by acts or omissions of Buyer or Buyer’s other contractors or suppliers.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

ARTICLE 10 - [*]

[*]

The obligations recited in this Article shall constitute the sole and exclusive liability of Seller for actual or alleged patent infringement.

ARTICLE 11 - DATA

A.	All Data is proprietary to and shall remain the property of Seller. All Data is provided to or disclosed to Buyer in confidence, and shall neither (1) be used by Buyer or be furnished by Buyer to any other person, firm or corporation for the design or manufacture or repair of any products, articles, compositions of matter, or processes, nor (2) be permitted out of Buyer’s possession, or divulged to any other person, firm or corporation, other than Buyer’s Affiliated Airlines, nor (3) be used in the creation, manufacture, development, or derivation of any repairs, modifications, spare parts, designs or configuration changes, or to obtain Airworthiness Authority or any other government or regulatory approval of any of the foregoing. Data shall not be used for the maintenance, repair, or assessment of continued airworthiness of any products not supplied or covered under this Agreement. If GE’s written consent is given for reproduction in whole or in part, any existing notice or legend shall appear in any such reproduction. Nothing in this Agreement shall preclude Buyer from using such Data for the modification, overhaul, or maintenance work performed by Buyer or Buyer’s Affiliated Airlines on Buyer’s Products; except that all repairs or repair processes that require substantiation (including, but not limited to, high technology repairs) will be the subject of a separate license and substantiated repair agreement between Seller and Buyer or Buyer’s Affiliated Airlines.

B.	Seller warrants that it either owns or will secure the right for Buyer or Buyer’s Affiliated Airlines to use, as set forth in this paragraph, software delivered as part of an Engine by Seller to Buyer under this Agreement. Seller agrees to provide to Buyer, as part of the delivered Engines, a copy of all software, in machine readable (object code) format, necessary solely for the operation of Engines provided under this Agreement. Seller will provide to Buyer and Buyer agrees to accept and execute all necessary license agreements, if any, that are required to memorialize such rights to use such software. Buyer agrees that it shall have no rights to sublicense, decompile or modify any software provided by Seller without the prior express written consent of the owner of such software. Buyer shall be solely responsible for negotiating any licenses necessary to secure for Buyer any additional rights in any software.

ARTICLE 12 - LIMITATION OF LIABILITY

The liability of Seller to Buyer arising out of, connected with, or resulting from the manufacture, sale, design, possession, use or handling of any Product or Parts thereof or therefor (including Engines installed on Buyer or Buyer’s Affiliated Airlines owned or leased aircraft as original equipment and engines obtained, acquired, leased or operated before or after the execution of this Agreement) or furnishing of services, whether in contract, warranty, tort (including, without limitation, negligence, but excluding willful misconduct or gross negligence) or otherwise, shall be as set forth in this Agreement or in Exhibit A or B or in the applicable letter agreements to the Agreement and shall not in any event exceed the purchase price (or in the absence of a purchase price, the fair market value) of the Engine, service or other thing giving rise to Buyer’s claim. The foregoing shall constitute the sole remedy of Buyer and the sole liability of Seller. In no event shall Seller be liable for incidental, punitive, special, indirect or consequential damages, including but not limited to, damage to, or loss of use, revenue or profit with respect to any aircraft, engine, or part thereof. THE WARRANTIES AND GUARANTEES SET FORTH IN EXHIBIT A AND ANY APPLICABLE LETTER AGREEMENTS ARE EXCLUSIVE AND, EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, ARE IN LIEU OF ALL OTHER WARRANTIES AND GUARANTEES WHETHER WRITTEN, STATUTORY, ORAL, OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY IMPLIED WARRANTY ARISING FROM COURSE OF DEALING, COURSE OF PERFORMANCE, OR USAGE OF TRADE).

ARTICLE 13 - GOVERNMENT AUTHORIZATION, EXPORT SHIPMENT

Buyer shall be responsible for obtaining any required licenses or any other required governmental authorization and shall be responsible for complying with all U.S. and foreign

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

government licensing and reporting requirements. Buyer shall restrict disclosure of all information and data furnished in connection with such authorization and shall ship the subject matter of the authorization to only those destinations that are authorized by the U.S. Government.

ARTICLE 14 - PERSONAL DATA PROTECTION

A.	“Personal Data” is any information relating to an identified or identifiable natural person or to any legal entity if such legal entity is subject to data protection legislation in their country of incorporation (“Data Subject”).

B.	Buyer and Seller each agree that any Personal Data obtained from the other Party will be deemed Data of the other Party as defined in this Agreement whether or not the Personal Data is publicly available.

C.	Buyer and Seller each represent that in providing Personal Data to one another they will comply with all applicable laws and regulations, including but not limited to providing notices to or obtaining consents from the Data subjects when required.

D.	Steps shall be taken to implement and maintain physical, technical and organizational measures to ensure the security and confidentiality of Personal Data in order to prevent accidental, unauthorized or unlawful access, use, modification, disclosure, loss or destruction of Personal Data. The security measures taken shall be in compliance with applicable data protection laws and shall be adapted to the risks represented by the processing and the nature of the personal data to be collected and/or stored.

ARTICLE 15 - NOTICES

Any notices under this Agreement shall become effective upon receipt and shall be in writing and be delivered or sent by mail, courier service, personal service or fax to the respective parties at the following addresses, which may be changed by written notice:

If to:	Atlantic Aircraft Holding, Ltd. Winterbotham Place Marlbourough and Queen Streets Nassau, The Bahamas	If to:	General Electric Company GE-Aviation One Neumann Way, M.D. Cincinnati, Ohio 45215-1988 USA

Attn:	Directors Facsimile Number: Telephone Number:	Attn:	Customer Support Manager Facsimile Number: +1 513 552-3329 Telephone Number: +1 513 552-3272

With a Copy to:	Taca International Airlines, S.A.	If to:	GE Engine Services Distribution, LLC
	Edificio Caribe, 2d Piso San Salvador, El Salvador		One Neumann Way, MD 111 Cincinnati, OH 45215-6301

	Attn: Director of Contracts Facsimile Number: +503 2267-8166 Telephone Number: +503 (2267) 8888	Attn:	President Facsimile Number: (513) 552-2144 Telephone Number: (513) 552-2278

GE PROPRIETARY INFORMATION

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Notice sent by the U.S. mail, postage prepaid, shall be deemed received within seven (7) days after deposit.

ARTICLE 16 - MISCELLANEOUS

A.	[*].

Seller understands that Buyer may use any of various mechanisms (including sale leasebacks) to finance or acquire the Aircraft or any spare Engine or any predelivery payments in respect thereof. Seller agrees to Buyer’s assignment of Buyer’s rights or obligations hereunder to facilitate any such financing or acquisition, provided, that Buyer, Seller, and the assignee shall enter into a written assignment agreement on customary terms. In respect of the purchase of the Aircraft or any spare Engine, Seller agrees that Buyer may assign this Agreement insofar as it relates to such Aircraft or spare Engine to an affiliated special purpose entity or other entity formed by Buyer.

Seller also understands that Buyer is not an operator of equipment and that Buyer’s Affiliated Airlines will be the ultimate users of the Aircraft, spare Engines, spare Parts, related optional equipment, technical data and other products and Product support furnished by Sellers hereunder. Buyer may, without Seller’s consent, assign to such Affiliated Airlines the relevant portions of this Agreement; provided, that from time to time Buyer shall provide Seller with a list of all airlines that qualify as Buyer’s Affiliated Airlines and such Buyer’s Affiliated Airlines acknowledge in writing that the terms and conditions of this Agreement apply to the Buyer’s Affiliated Airlines.

Buyer agrees that to the extent Buyer assigns any rights it may have under this Agreement to an Affiliated Airline, Buyer shall be jointly liable with such Affiliated Airline for any obligations or liabilities to Seller incurred by such Affiliated Airline hereunder in respect of the exercise of such assigned rights.

B.	Applicable Law; Venue. All aspects of this Agreement and the obligations arising hereunder will be governed in accordance with the law of the State of New York, U.S.A.; except, that New York conflict of law rules will not apply if the result would be the application of the laws of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement.

C.	Entire Agreement; Modification. This Agreement contains the entire and only agreement between the parties, and it supersedes all pre-existing agreements between such parties, respecting the subject matter hereof; and any representation, promise or condition in connection therewith not incorporated herein shall not be binding upon either Party. No modification or termination of this Agreement or any of the provisions herein contained shall be binding upon the Party against whom enforcement of such modification or termination is sought, unless it is made in writing and signed on behalf of Seller and Buyer by duly authorized executives or attorneys-in-fact.

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D.	Confidentiality of Information. This Agreement and letter agreements contain information specifically for Buyer and Seller, and nothing herein contained shall be divulged by Buyer or Seller to any third person, firm or corporation, without the prior written consent of the other Parties, which consent shall not be unreasonably withheld; except (i) that Buyer’s consent shall not be required for disclosure by Seller of this Agreement and letter agreements, and related information given by Buyer to Seller, to an Engine program participant, joint venture participant, engineering service provider or consultant to Seller so as to enable Seller to perform its obligations under this Agreement or letter agreements or to build the Engine or to provide informational data; (ii) to the extent required by Government agencies, by law, or to enforce this Agreement; and (iii) to the extent necessary for disclosure to the Parties’ respective insurers, accountants or other professional advisors who must likewise agree to be bound by the provisions of this Article. In the event (i) or (iii) occur, suitable restrictive legends limiting further disclosure shall be applied. In the event the Agreement, or other Seller information or data is required to be disclosed or filed by government agencies by law, or by court order, Buyer shall notify Seller at least thirty (30) days in advance of such disclosure or filing and shall cooperate fully with Seller in seeking confidential treatment of sensitive terms of the Agreement or such information and data

E.	Duration of Agreement. This Agreement shall remain in full force and effect until (1) Buyer’s Affiliated Airlines cease to operate at least one (1) aircraft powered by Products set forth herein, or (ii) less than five (5) aircraft powered by such Products are in commercial airline service, or (iii) the occurrence of a material breach of the obligations set forth in Article 11. Nothing herein shall affect the rights and obligations and limitations set forth in this Agreement as to Products delivered or ordered for delivery and work performed prior to termination of this Agreement.

F.	Survival Of Certain Clauses. The rights and obligations of the Parties under the following Articles and related Exhibits shall survive the expiration, termination, completion or cancellation of this Agreement:

Payment for Products

Taxes and Duties

Patents

Data

Limitation of Liability

Governmental Authorization, Export Shipment

Miscellaneous

G.	Language. This Agreement, orders, Data, notices, shipping invoices, correspondence and other writings furnished hereunder shall be in the English language.

H.	Severability. The invalidity or unenforceability of any part of this Agreement, or the invalidity of its application to a specific situation or circumstance, shall not effect the validity of the remainder of this Agreement, or its application to other situations or circumstances. In addition, if a part of this Agreement becomes invalid, the Parties will endeavor in good faith to reach agreement on a replacement provision that will reflect, as nearly as possible, the intent of the original provision.

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I.	Waiver. The waiver by any Party of any provision, condition, or requirement of this Agreement, shall not constitute a waiver of any subsequent obligation to comply with such provision, condition, or requirement.

J.	Dispute Resolution. If any dispute arises relating to this Agreement, the Parties will endeavor to resolve the dispute amicably, including by designating senior managers who will meet and use commercially reasonable efforts to resolve any such dispute. If the Parties’ senior managers do not resolve the dispute within sixty (60) days of first written request, either party may request that the dispute be settled and finally determined by binding arbitration, in accordance with the Commercial Arbitration Rules of the American Arbitration Association in New York, New York, by one or more arbitrators appointed in accordance with the AAA Rules. The arbitrator(s) will have no authority to award punitive damages, attorney’s fees and related costs or any other damages not measured by the prevailing party’s actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of the Agreement and applicable law. The award of the arbitrator(s) will be final, binding and non-appealable, and judgment may be entered thereon in any court of competent jurisdiction. All statements made or materials produced in connection with this dispute resolution process and arbitration are confidential and will not be disclosed to any third party except as required by law or subpoena. The Parties intend that the dispute resolution process set forth in this Article will be their exclusive remedy for any dispute arising under or relating to this Agreement or its subject matter. Either party may at any time, without inconsistency with this Article, seek from a court of competent jurisdiction any equitable, interim, or provisional relief to avoid irreparable harm or injury. This Article will not apply to and will not bar litigation regarding claims related to a party’s proprietary or intellectual property rights, not will this Article be construed to modify or displace the ability of the Parties to effectuate any termination contemplated in this Agreement.

K.	Electronic Transactions.

(i)	Seller may grant Buyer access to and use of the GE Customer Web Center (“CWC”) and/or other GE Web sites (collectively, “GE Sites”). Buyer agrees that such access and use shall be governed by the applicable GE Site Terms and Conditions, provided, however, that in the event of a conflict with the provisions of this Agreement, this Agreement shall govern.

(ii)	Seller may permit Buyer to place purchase orders for certain Products on the GE Sites by various electronic methods (“Electronic POs”). The Parties agree that such Electronic POs a) constitute legally valid, binding agreements; b) have the same force and effect as purchase orders placed in paper format signed by Buyer in ink; and c) are subject to the terms and conditions hereof.

(iii)	Seller may permit Buyer to access certain technical Data through the CWC, including, but not limited to GE technical publications under the terms and conditions of this Agreement. Buyer shall be responsible for contacting its Airworthiness Authority representative for guidelines on the use of such electronic technical data.

(iv)	Buyer represents and warrants that any employee or representative who (A) is identified in advance by Buyer or Buyer’s Affiliated Airlines as being authorized to do so and (B) obtains a login name(s) and password(s) through the GE Site registration process, is authorized by Buyer to place Electronic PO’s or access Data through the CWC. Seller shall be entitled to rely on the validity of a login name or password issued to any such person unless notified otherwise in writing by Buyer.

Counterparts: This Agreement may be signed by the Parties in separate counterparts, and any single counterpart or set of counterparts, when signed and delivered to the other Parties shall together constitute one and the same document and be an original Agreement for all purposes.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and the year first above written.

ATLANTIC AIRCRAFT HOLDING, LTD.		GENERAL ELECTRIC COMPANY

By:	/s/ Joaquin A. Palomo	By:	/s/ Rex A. Williams

Typed Name:	Joaquin A. Palomo	Typed Name:	Rex A. Williams

Title:	Attorney-in-Fact	Title:	General Manager
Business Ops

Date:	December 20, 2009	Date:	2/6/08

GE ENGINE SERVICES DISTRIBUTION, LLC

		By:	/s/ Steven J. Shaknaitis

		Typed Name:	Steven J. Shaknaitis

		Title:	President

		Date:	Feb. 5, 2008

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

EXHIBIT A

SECTION I - [*]

*	[Three pages have been omitted in accordance with a request for confidential treatment.]

SECTION II - GENERAL CONDITIONS

A.	Buyer’s Affiliated Airlines will maintain adequate operational and maintenance records and make these available for GE inspection at GE’s request.

B.	GE will deny a claim under any of the Warranty provisions, and the Warranty provisions will not apply if it has been reasonably determined by GE that:

(1)	such claim resulted from the subject Engine, Module or any Parts thereof:

•	Not being properly installed or maintained; or

•	Being operated contrary to applicable GE recommendations as contained in its Manuals, Bulletins, or other written instructions; or

•	Being repaired or altered in such a way as to impair its safety of operation or efficiency; or

•	Being subjected to misuse, neglect or accident; or

•	Being subjected to Foreign Object Damage as opposed to Resultant Damage; or

•	Being subjected to any other defect (whether sole or contributory) not within the control of GE or its sub-contractors; or

•

Being the result of Buyer not incorporating all reliability service bulletins related to the cause or failure, unless an applicable service bulletin has not been incorporated either due to timing constraints (i.e., for purposes of this exclusion, Buyer shall not be deemed to have failed to incorporate in an Engine a reliability service bulletin unless it does not do so during the overhaul of the Engine next scheduled or occurring following adoption of the service bulletin) or for service bulletins that have been proven to create more failures than it solves.

(2)	the Engine, Module or any Parts thereof that are the subject of the claim:

•	Has/have been subjected to the control or use of another engine manufacturer; or

•	Has/have not been sold originally by GE to Buyer or installed on an Aircraft when delivered to Buyer, unless already covered by a warranty granted by GE to the original buyer and/or its assignees.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

C.	[*].

D.	[*].

E.	[*]

F.	The warranty applicable to a replacement Part provided under the terms of the New Engine Warranty or New Parts Warranty shall be the same as the warranty on the original Part. The unexpired portion of the applicable warranty will apply to Parts repaired under the terms of such warranty.

G.	Buyer will cooperate with GE in the development of Engine operating practices, repair procedures, and the like with the objective of improving Engine operating costs.

H.	If compensation becomes available to Buyer under more than one warranty or other Engine program consideration, Buyer will not receive duplicate compensation but will receive the compensation most beneficial to Buyer under a single warranty or other program consideration.

I.	Any repair which is not in accordance with the appropriate engine manual or other applicable document transmitted by GE to Buyer or Buyer’s Affiliated Airlines will not be covered by the applicable warranty.

J.	Transportation to and from repair facilities shall be paid by GE if the Failure causes the Engine shop visit.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

ATTACHMENT I

*	[Two pages have been omitted in accordance with a request for confidential treatment.]

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

EXHIBIT B

PRODUCT SUPPORT PLAN

SECTION I - SPARE PARTS PROVISIONING

A.	Provisioning Data

1.	In connection with Buyer’s initial provisioning of spare Parts, GE or GE-LLC shall furnish Buyer with data in accordance with ATA Specification 2000 using a revision mutually agreed to in writing by GE and Buyer.

B.	[*]

[*]

C.	[*]

[*]

D.	Parts of Modified Design

1.	GE-LLC shall have the right to make modifications to design or changes in the spare Parts sold to Buyer hereunder.

2.	GE-LLC will from time to time inform Buyer in accordance with the means set forth in ATA Specification 2000, when such spare Parts of modified design become available for shipment hereunder.

3.	[*]. In such event, Buyer may negotiate for the continued supply of spare Parts of the pre-modified design at a rate of delivery and price to be agreed upon.

E.	[*]

SECTION II - TECHNICAL PUBLICATIONS AND DATA

[*]. Technical manuals shall be furnished by GE to Buyer in mutually agreed upon quantities. All technical manuals provided by GE shall be in the English language and in accordance with mutually agreed upon provisions of the ATA Specification.

SECTION III - TECHNICAL TRAINING

A.	Introduction

GE shall make technical training available to Buyer, at GE’s designated facilities. Details on scope, quantity, materials, and planning shall be as specified below or, if not specified, as mutually agreed.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

B.	Scope

The training furnished under this Agreement shall be as follows:

•	Product – as previously defined in this Agreement.

•

Quantity – 100 Student-Days* at no charge to Buyer for 1st aircraft delivered; 20 Student-Days at no charge to Buyer for each additional aircraft. Student-Days will be available to Buyer prior to delivery of any firm ordered Aircraft.

•	Courses – detailed in training catalog.

*	Student-Days = the number of students multiplied by the number of class days

The Customer Support Manager, in conjunction with appropriate GE Training representatives, will be available to conduct a review session with Buyer to schedule required training. To assure training availability, such review shall be conducted six (6) to twelve (12) months prior to the delivery date of the first aircraft.

C.	Training Location

Unless arranged otherwise with GE concurrence, training shall be provided by GE in English at one or more of the GE designated facilities identified in the training catalog.

If an alternate site is desired, GE will furnish a quotation with following minimum conditions that must be met in order to deliver “equivalent” training at the alternate site.

1.	Buyer will be responsible for providing acceptable classroom space and equipment including engines, special tools, and hand tools required to conduct the training.

2.	Buyer will pay GE’s travel and living charges for each GE instructor for each day, or fraction thereof, such instructor is away from GE’s designated facility, including travel time.

3.	Buyer will pay for round-trip transportation for GE’s instructors and shipment of training materials between the designated facility and such alternate training site.

D.	Buyer Responsibility

During engine maintenance training at any of the GE designated facilities, Buyer shall be responsible for typical expenses such as:

•	Air and ground transportation expenses

•	Lodging (hotel accommodations)

•	Meals

•	All Medical – physicians, medication, emergencies, etc.

•	Other various and sundry expenses (visits to other businesses, entertainment, etc.).

Buyer will be responsible for shipping costs of training materials in all cases.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

SECTION IV - CUSTOMER SUPPORT AND SERVICE

A.	Customer Support Manager

GE shall assign to Buyer at no charge, a Customer Support Manager located at GE’s factory to provide and coordinate appropriate liaison between the Buyer and GE’s factory personnel.

B.	Field Support

GE shall make available to Buyer, at no charge, field service representation at Buyer’s facility. GE will provide the level of representation required to ensure that GE is able to expeditiously and accurately deliver data that is required to resolve technical issues.

GE will also assist with the introduction of new aircraft/Engines into Buyer’s fleet, resolution of unscheduled maintenance actions, product scrap approval, and rapid communication between Buyer’s maintenance base and GE’s factory personnel. Throughout the operation of these Engines, the Customer Support Center (“CSC”) and the Customer Web Center (“CWC”) will augment support at no additional charge to Buyer.

SECTION V - ENGINEERING SUPPORT

GE shall make factory based engineering support available, at no charge, to Buyer, for typical powerplant issues.

SECTION VI - PERFORMANCE TREND MONITORING

GE will also provide the standard diagnostics services set forth in Exhibit D.

SECTION VII - GENERAL CONDITIONS - PRODUCT SUPPORT PLAN

A.	All support provided by GE above is provided to Buyer exclusively for the maintenance and overhaul of Buyer’s Products by Buyer and Buyer’s Affiliated Airlines, and may not be utilized for any other purpose, or assigned or otherwise transferred to any third party, without the written consent of GE, which consent shall not unreasonably be withheld or delayed. Technical support for shops offering engine maintenance and overhaul services to third party customers is available from GE directly.

B.	Buyer will maintain adequate operational and maintenance records and make these available for GE inspection when requested.

C.	This Product Support Plan is subject to the provisions of the Article titled “Limitation of Liability” of the Agreement to which this Exhibit B is attached.

D.	Buyer will cooperate with GE in the development of Engine operating practices, repair procedures, and the like with the objective of improving Engine operating costs.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

E.	Except as provided in the Warranty Pass-On provisions in Paragraph E of Exhibit A of the Agreement to which this Exhibit B is attached, this Product Support Plan applies only to the original purchaser of the Engine except that installed Engines supplied to Buyer through the aircraft manufacturer shall be considered as original Buyer purchases covered by this Product Support Plan.

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

EXHIBIT C

PAYMENT TERMS

A.	[*]

B.	[*]

C.	[*]

D.	GE may establish different payment terms in the event Buyer consistently fails to make payment according to the terms set forth above.

E.	[*]

C-1

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

EXHIBIT D

STANDARD DIAGNOSTICS SERVICES

1.	DIAGNOSTICS SERVICE ELEMENTS

[*]

2.	BUYER’S RESPONSIBILITY UNDER THE DIAGNOSTICS PROGRAM

A.	Buyer (or Buyer’s operator by delegation of this responsibility) shall:

1.	Provide GE all information and records requested by GE that are reasonably necessary for GE to establish and provide the Service (including, but not limited to, avionics specifications, aircraft/engine maintenance history, engine configuration information, etc.). To the extent that such information and records are not owned by Buyer, Buyer represents and warrants that it has full authorization to disclose such information and records to GE and that GE has the right to use such information and records for all of the purposes that they are provided to GE by Buyer, including fulfilling GE’s obligations under this Agreement.

2.	Make available to GE data used in the monitoring and diagnostics of Engines eligible for coverage. Buyer will authorize Buyer’s air-to-ground service provider to forward the data directly to the GE SITA/ARINC address ILNGE7X. If air-to ground equipment is not available, GE will work with the Buyer to establish means such that the data is provided with minimal manual intervention.

3.	Access the Service via the GE Extranet. A web browser, an internet service provider and a userid/password (supplied by GE) is required. Such access shall be subject to the then-current GE Extranet Terms and Condition as provided on the GE Extranet site.

4.	It remains the sole responsibility of Buyer to conclusively identify and resolve aircraft and Engine faults or adverse trends and make all maintenance decisions affecting Buyer aircraft. GE and Buyer agree that this allocation of responsibility is reflected in the price of the Service.

B.	Buyer acknowledges that the Services performed hereunder may be conducted by GE affiliates outside of the U.S., and that there is no prohibition on GE’s export of Customer data for such purposes.

3.	[*]

D-1

GE PROPRIETARY INFORMATION

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GENERAL TERMS AGREEMENT NO. GE-1-1090789943

4.	ASSIGNMENT

[*]. System access by a third party service provider pursuant to such authorization shall be limited to the features for data entry, plotting and configuration updates. In no event shall such third parties have access to other features of the system, including without limitation, real-time viewing, root-cause analysis, customized reporting or alarm configurations. In no event shall any such authorization by Buyer and agreement by the third party service provider increase, duplicate or expand GE’s obligations, liability or any available remedies hereunder.

D-2

GE PROPRIETARY INFORMATION

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